Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

September 2014 Performance Update

Equinox Frontier Funds Supplement Dated September 30, 2014 to Prospectus Dated April 30, 2014.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	September 30, 2014 MTD	September 30, 2014 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	2.98%	10.09%	$95.89
Equinox Frontier Long/Short Commodity Fund-1a	7.36%	12.16%	$104.00
Equinox Frontier Masters Fund-1	3.65%	10.08%	$101.09

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of September 30, 2014. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,049,077.04
Unrealized trading gain (loss)	(398,372.42)
Less: Commissions	(34,075.87)
Less: Trading Fee paid to Managing Owner	(37,224.23)
Interest income	15,436.64

Total Income	594,841.16
EXPENSES
Broker service fees	31,411.08
Incentive fees	16,792.02
Management fees	31,051.85

Total Expenses	79,254.95

Net Income (Loss)	$515,586.21

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	193,286.78415	$17,999,107.92	$93.12
Current month additions	219.90952	20,893.11
Current month redemptions	(5,890.11550)	(544,684.26)
Net income (loss) for current month		515,586.21	2.77

Net asset value, end of current month	187,616.57817	$17,990,902.97	$95.89

Monthly rate of return			2.98%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$565,997.32
Unrealized trading gain (loss)	(56,880.93)
Less: Commissions	(11,828.08)
Less: Trading Fee paid to Managing Owner	(12,619.94)
Interest income	6,046.72

Total Income	490,715.09
EXPENSES
Broker service fees	10,646.60
Incentive fees	32,489.56
Management fees	13,249.30

Total Expenses	56,385.46

Net Income (Loss)	$434,329.63

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	61,610.71831	$5,968,181.54	$96.87
Current month additions	0.00000	0.00
Current month redemptions	(1,041.87127)	(103,286.33)
Net income (loss) for current month		434,329.63	7.13

Net asset value, end of current month	60,568.84704	$6,299,224.85	$104.00

Monthly rate of return			7.36%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,072,033.90
Unrealized trading gain (loss)	(547,515.28)
Less: Commissions	(17,767.87)
Less: Trading Fee paid to Managing Owner	(23,795.52)
Interest income	10,229.27

Total Income	493,184.50
EXPENSES
Broker service fees	20,077.14
Incentive fees	38,675.28
Management fees	41,817.19

Total Expenses	100,569.61

Net Income (Loss)	$392,614.89

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	121,686.16666	$11,867,962.03	$97.53
Current month additions	368.68138	34,561.05
Current month redemptions	(7,820.41786)	(747,292.12)
Net income (loss) for current month		392,614.89	3.56

Net asset value, end of current month	114,234.43018	$11,547,845.85	$101.09

Monthly rate of return			3.65%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$3,034,101.97
Unrealized trading gain (loss)	(1,098,468.68)
Less: Commissions	(99,426.14)
Less: Trading Fee paid to Managing Owner	(108,617.48)
Interest income	45,035.64

Total Income	1,772,625.31
EXPENSES
Trading fees	0.00
Broker service fees	37,910.69
Incentive fees	52,564.54
Management fees	90,602.20

Total Expenses	181,077.43

Net Income (Loss)	$1,591,547.88

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	531,487.24645	$52,121,433.43	$98.07
Current month additions	3,442.44756	318,734.79
Current month redemptions	(9,681.29817)	(921,961.66)
Net income (loss) for current month		1,591,547.88	3.04

Net asset value, end of current month	525,248.39584	$53,109,754.44	$101.11

Monthly rate of return			3.11%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2014

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$1,640,220.50
Unrealized trading gain (loss)	(155,431.73)
Less: Commissions	(34,433.60)
Less: Trading Fee paid to Managing Owner	(23,820.01)
Interest income	17,598.88

Total Income	1,444,134.04
EXPENSES
Trading fees	0.00
Broker service fees	11,053.58
Incentive fees	94,519.07
Management fees	52,145.49

Total Expenses	157,718.14

Net Income (Loss)	$1,286,415.90

Statement of Changes in Net Asset Value

			Aggregate
			Net Asset Value
	Units	Dollars	per unit*
Net asset value, beginning of month	152,639.27554	$17,359,173.55	$113.73
Current month additions	138.10597	14,791.06
Current month redemptions	(2,460.18457)	(286,896.03)
Net income (loss) for current month		1,286,415.91	8.50

Net asset value, end of current month	150,317.19694	$18,373,484.50	$122.23

Monthly rate of return			7.48%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2014

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$2,093,288.61
Unrealized trading gain (loss)	(1,018,813.86)
Less: Commissions	(34,800.82)
Less: Trading Fee paid to Managing Owner	(46,789.99)
Interest income	20,113.94

Total Income	1,012,997.88
EXPENSES
Trading fees	0.00
Broker service fees	21,796.87
Incentive fees	77,409.12
Management fees	82,230.72

Total Expenses	181,436.71

Net Income (Loss)	$831,561.17

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	227,792.20206	$22,954,973.72	$100.77
Current month additions	3,471.29824	328,676.83
Current month redemptions	(12,302.96291)	(1,221,767.32)
Net income (loss) for current month		831,561.17	3.79

Net asset value, end of current month	218,960.53739	$22,893,444.40	$104.56

Monthly rate of return			3.75%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND